As filed with the Securities And Exchange Commission on March 15, 2007

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PICO HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

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California	94-2723335
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

875 Prospect Street, Suite 301
La Jolla, California 92037
(858) 456-6022
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

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James F. Mosier, Esq.
875 Prospect Street, Suite 301
La Jolla, California 92037
(858) 456-6022
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

_______________

Copies to:
Marty B. Lorenzo, Esq.
DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Telephone: (858) 677-1400
Facsimile: (858) 677-1477

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Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Effective Date of this Registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. *

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. *

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  *

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  *

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  *

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.001 par value)	2,823,000	$38.50	$108,685,500	$3,337

(1)
Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of our common stock on March 9, 2007, as reported on The NASDAQ Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 15, 2007

PROSPECTUS

PICO Holdings, inc.

2,823,000 shares of Common Stock

The shareholders of PICO Holdings, Inc. listed within this prospectus are selling shares of PICO common stock under this prospectus. The selling shareholders are offering all of the 2,823,000 shares represented by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholders. Our common stock is traded on The NASDAQ Global Market under the symbol “PICO.” On March 14 , 2007, the last reported sale price for our common stock on The NASDAQ Global Market was $40.35 per share.

The shares of our common stock or interests therein may be sold from time to time by the selling shareholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any prospectus supplement. If any brokers, dealers or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature or our arrangements with them in a prospectus supplement

       Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is ______, 2007.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Specifically, without limitation, forward-looking statements include statements regarding our business, financial condition, results of operations, and prospects, including statements about our expectations, beliefs, intentions, anticipated developments, and other information concerning future matters. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus.

Although forward-looking statements in this prospectus and in the documents incorporated by reference into this prospectus, represent the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and the actual results and outcomes could differ from those discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those discussed under the heading “risk factors” and elsewhere in our filings with the securities and exchange commission that are incorporated by reference into this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statement in order to reflect any event or circumstance which may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made in this prospectus and our filings with the Securities and Exchange Commission, which attempt to advise interested parties of the risks and factors which may affect our business, financial condition, results of operations, and prospects.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail in this prospectus or in the documents incorporated or deemed incorporated by reference herein or therein. This summary provides an overview of selected information and does not contain all of the information that you should consider. Therefore, you should also read the more detailed information in this prospectus and the documents incorporated by reference herein or therein. All references to “PICO,” “we,” “us,” “our,” and similar terms refer to PICO Holdings, Inc. and its subsidiaries on a consolidated basis.

  Our Company

PICO Holdings, Inc. is a diversified holding company. We seek to build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our participation can aid in the recognition of the business’s fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Our business is separated into four major operating segments:

•	Water Resource and Water Storage Operations;
•	Real Estate Operations;
•	Business Acquisitions & Financing (which contains businesses, interests in businesses, and other parent company assets); and
•	Insurance Operations in “Run Off ”.

Each of these business segments is discussed in greater detail in the information incorporated by reference into this prospectus.

Currently our major consolidated subsidiaries are:

•
Vidler Water Company, Inc. (“Vidler”), a business we started more than 10 years ago, which develops and owns water resources and water storage operations in the southwestern United States, primarily in Nevada and Arizona;

•
Nevada Land and Resource Company, LLC (“Nevada Land”), an operation that we have built since we acquired the company more than 10 years ago, which currently owns over 500,000 acres of land in Nevada, and certain mineral rights and water rights related to the property;

•	Physicians Insurance Company of Ohio (“Physicians”), which is “running off” its medical professional liability insurance loss reserves, and was our original business historically;
•
Citation Insurance Company (“Citation”), which is “running off’ its historical property & casualty and workers’ compensation loss reserves. Citation was acquired because it was complimentary to our other insurance operations at the time; and

•
Global Equity AG, which holds our interest in Jungfraubahn Holding AG (“Jungfraubahn”). Jungfraubahn is a public company, whose shares trade on the SWX Swiss Exchange, that operates railway and related tourism and transport activities in the Swiss Alps. We believed that Jungfraubahn was significantly undervalued at the time we acquired our interest, which was primarily acquired between 1999 and 2003.

During 2006, HyperFeed Technologies, Inc., an 80% owned subsidiary of PICO, filed for Chapter 7 bankruptcy protection. HyperFeed is accounted for in our consolidated financial statements for 2006 and prior years as a discontinued operation. See “Discontinued Operations.”

The address of our main office is 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (858) 456-6022.

PICO was incorporated in 1981 and began operations in 1982. The company was known as Citation Insurance Group until a reverse merger with Physicians Insurance Company of Ohio on November 20, 1996. After the reverse merger, the former shareholders of Physicians owned approximately 80% of Citation Insurance Group, the Board of Directors and management of Physicians replaced their Citation counterparts, and Citation Insurance Group changed its name to PICO Holdings, Inc. You should be aware that some data on Bloomberg and other information services pre-dating the reverse merger relates to the old Citation Insurance Group only, and does not reflect the performance of Physicians Insurance Company of Ohio prior to the merger.

The Offering

Common stock offered by the Selling Shareholders	2,823,000 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling shareholders.

NASDAQ Global Market symbol	PICO

RISK FACTORS

The following information sets forth factors that could cause our actual results to differ materially from those contained in forward-looking statements we have made in this prospectus and those we may make from time to time. Before making an investment decision, you should carefully consider the following risks, together with other matters described in this prospectus or incorporated herein by reference including our consolidated financial statements and related notes. If any of the following risks occurs, our business, financial condition or operating results could be harmed. In such case, the trading price of our securities could decline, in some cases significantly. The risks described below are not the only ones we face. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. As a result of any of these risks, our business could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment. The documents incorporated by reference may update or supplement these risk factors from time to time.

  Our future water revenues are uncertain and depend on a number of factors that may make our revenue streams and profitability volatile.

We engage in various water resource acquisition, management, development, and sale and lease activities. Accordingly, our future profitability will primarily be dependent on our ability to develop and sell or lease water and water rights. Our long-term profitability will be affected by various factors, including the timing of water resource acquisitions, regulatory approvals and permits associated with such acquisitions, transportation arrangements, and changing technology. We may also encounter unforeseen technical difficulties which could result in construction delays and cost increases with respect to our water resource and water storage development projects. Moreover, our profitability is significantly affected by changes in the market price of water. Future prices of water may fluctuate widely as demand is affected by climatic, demographic and technological factors. Additionally, to the extent that we possess junior or conditional water rights, during extreme climatic conditions, such as periods of low flow or drought, our water rights could be subordinated to superior water rights holders. Many of the factors described above are not within our control. One or more of these factors could impact the profitability of our water resources and cause our results of operations to be volatile.

  Our water activities may become concentrated in a limited number of assets, making our growth and profitability vulnerable to fluctuations in local economies and governmental regulations.

In the future, we anticipate that a significant amount of Vidler’s revenues and asset value will come from a limited number of assets, including our water resources in Nevada and Arizona and the Vidler Arizona Recharge Facility. Water resources in this region are scarce and we may not be successful in continuing to acquire and develop additional water assets. If we are unable to develop additional water assets, our revenues will be derived from a limited number of assets, primarily located in Arizona and Nevada. As a result of this concentration, our invested capital and results of operation will be vulnerable to fluctuations in local economies and governmental regulations.

Vidler’s Arizona Recharge facility is one of the few private sector water storage sites in Arizona. To date, we have stored more than 100,000 acre feet at the facility for our own account. We have not stored any water on behalf of any customers, and have not as yet generated any revenue from the recharge facility. We believe that the best economic return on the asset will come from storing water in surplus years for sale in dry years; however we cannot assure you that we will ultimately be able sell the stored water at a price sufficient to provide an adequate return on the capital we have invested in the facility.

A subsidiary of Vidler’s is constructing a pipeline approximately 35 miles long, to deliver water from Fish Springs Ranch to the northern valleys of Reno, Nevada. Vidler estimates that the total cost of the pipeline will be in the $78 million to $83 million range, and completion is estimated to be late 2007 or early 2008. To date, Vidler has only entered into sale agreements for a very small proportion of the total amount of water that will be conveyed through the pipeline to the northern valleys of Reno. By the time construction of the pipeline has been completed, we anticipate that negotiations will have begun with the principal buyers of this water, who will largely be real estate developers. Although the current market value of water in the area greatly exceeds the total estimated cost of the pipeline and the water to be supplied, we cannot assure you that the sales prices we obtain will provide an adequate return on capital employed in the project. Furthermore, if our negotiations do not result in prices that are acceptable to us, we may choose to monetize the water at a later time, which would have an adverse effect on our near-term revenues and cash flows.

  Our water sales may meet with political opposition in certain locations, thereby limiting our growth in these areas.

The water rights we hold and the transferability of these rights to other uses and places of use are governed by the laws concerning the laws concerning water rights in the states of Arizona, California, and Nevada. Our sale of water resources is subject to the risks of delay associated with receiving all necessary regulatory approvals and permits. Additionally, the transfer of water rights from one use to another may affect the economic base of a community and will, in some instances, be met with local opposition. Moreover, certain of the end users of our water rights, namely municipalities, regulate the use of water in order to manage growth, thereby creating additional requirements that we must satisfy to sell and convey water resources. If we are unable to effectively sell and convey water rights, our liquidity will suffer and our revenues would decline.

  The fair values of our real estate and water assets are linked to external growth factors.

The real estate and water assets we hold have fair values that are significantly affected by the growth in population and the general state of the local economies where our real estate and water assets are located, primarily in the states of Arizona and Nevada.

The current decline in the U.S. housing market, including the housing markets in Arizona and Nevada, may lead to a near-term slowdown in demand for our real estate and water assets, which could cause a decline in our revenues and income. While we do not expect long-term demand for our assets to decline, a slowdown in the housing market may impact the timing of our monetization of our real estate and water assets. Any prolonged delay in the monetization of our assets may have an adverse effect on our business, financial condition, results of operations, and cash flows.

  Variances in physical availability of water, along with environmental and legal restrictions and legal impediments, could impact profitability from our water rights.

We value our water assets, in part, based upon the amounts of acre-feet of water we anticipate from water rights applications and permitted rights. The water rights held by us and the transferability of these rights to other uses and places of use are governed by the laws; concerning water rights in the states of Arizona, Colorado and Nevada. The volumes of water actually derived from the water rights applications or permitted rights may vary considerably based upon physical availability and may be further limited by applicable legal restrictions. As a result, the amounts of acre-feet anticipated from the water rights applications or permitted rights do not in every case represent a reliable, firm annual yield of water, but in some cases describe the face amount of the water right claims or management’s best estimate of such entitlement. Additionally, we may face legal restrictions on the sale or transfer of some of our water rights, which may affect their commercial value. If we were unable to transfer or sell our water rights, we may lose some or all of our value in our water rights acquisitions.

  We may not receive all of the permitted water rights we expect from the water rights applications we have filed in Nevada.

We have filed certain water rights applications in Nevada, primarily as part of the water teaming agreement with Lincoln County. Vidler expends the capital required to enable the filed applications to be converted into permitted water rights. We only expend capital in those areas where our initial investigations lead us to believe that we can obtain a sufficient quantity of water to provide an adequate return on the capital employed in the project. These capital expenditures largely consist of drilling and engineering costs for water production, costs of monitoring wells, and legal and consulting costs for hearings with the State Engineer, and National Environmental Protection Act, or “NEPA”, compliance costs. Until the State Engineer permits the water rights, there can be no assurance that we will be awarded all of the water which we expect based on the results of our drilling and our legal position. Any significant reduction in the quantity of water awarded to us from our expectations could adversely affect our revenues, profitability, and cash flows.

  Our sale of water may be subject to environmental regulations which would impact the profitability of such sales.

The quality of the water we lease or sell may be subject to regulation by the United States Environmental Protection Agency acting pursuant to the federal Safe Drinking Water Act. While environmental regulations do not directly affect us, the regulations regarding the quality of water distributed affects our intended customers and may, therefore, depending on the quality of our water, impact the price and terms upon which we may in the future sell our water rights. If we need to reduce the price of our water rights in order to make a sale to our intended customers, our results of operations could suffer.

  Purchasers of our real estate and water assets may default on their obligations to us and adversely affect our results of operations and cash flow.

In certain circumstances., we finance sales of real estate and water assets, and we secure such financing through deeds of trust on the property, which are only released once the financing has been fully paid off. Purchasers of our real estate and water assets may default on their financing obligations. Such defaults may have an adverse effect on our business, financial condition, and the results of operations and cash flows.

  If we do not successfully locate, select and manage acquisitions and investments, or if our acquisitions or investments otherwise fail or decline in value, our financial condition could suffer.

We invest in businesses that we believe are undervalued or that will benefit from additional capital, restructuring of operations or improved competitiveness through operational efficiencies. If a business in which we invest fails or its fair value declines, we could experience a material adverse effect on our business, financial condition, the results of operations and cash flows. Additionally, we may not be able to find sufficient opportunities to make our business strategy successful. Our failure to successfully locate, select and manage acquisition and investment opportunities could have a material adverse effect on our business, financial condition, the results of operations and cash flows. Such business failures, declines in fair values, and/or failure to successfully locate, select and manage acquisitions or investments could result in an inferior return on shareholders’ equity. We could also lose part or all of our capital in these businesses and experience reductions in our net income, cash flows, assets and shareholders’ equity.

  Failure to successfully manage newly acquired companies could adversely affect our business.

Our management of the operations of acquired businesses requires significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, and finance. These efforts result in additional expenses and involve significant amounts of our management’s time and could distract our management from the day-to-day operations of our business. The diversion of our management’s attention from the day-to-day operations, or difficulties encountered in the integration process, could have a material adverse effect on our business, financial condition, and the results of operations and cash flows. If we fail to integrate acquired businesses into our operations successfully, we may be unable to achieve our strategic goals and the value of your investment could suffer.

  Our acquisitions may result in dilution to our shareholders and increase liabilities.

We make selective acquisitions of companies that we believe could benefit from our resources of additional capital, business expertise or existing operations. We endeavor to enhance and realize additional value to these acquired companies through our influence and control. Any acquisition could result in the use of a significant portion of our available cash, significant dilution to you, and significant acquisition-related charges. Acquisitions may also result in the assumption of liabilities, including liabilities that are unknown or not fully known to us at the time of the acquisition, which could have a material adverse effect on us.

Our acquisitions and investments may yield low or negative returns for an extended period of time, which could temporarily or permanently depress our return on shareholders’ equity, and we may not realize the value of the funds we invest.

We generally make acquisitions and investments that tend to be long term in nature, and for the purpose of realizing additional value by means of appropriate levels of shareholder influence and control. We acquire businesses that we believe to be undervalued or may benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with our existing operations. We may not be able to develop acceptable revenue streams and investment returns through the businesses we acquire, and as a result we may lose part or all of our investment in these assets. Additionally, when any of our acquisitions do not achieve acceptable rates of return or we do not realize the value of the funds invested, we may write down the value of such acquisitions or sell the acquired businesses at a loss. Some of our prior acquisitions have lost either part or all of the capital we invested. Unsuccessful acquisitions could have negative impacts on our cash flows, income, assets and shareholders’ equity, which may be temporary or permanent. Moreover, the process we employ to enhance value in our acquisitions and investments can consume considerable amounts of time and resources. Consequently, costs incurred as a result of these acquisitions and investments may exceed their revenues and/or increases in their values for an extended period of time. Ultimately, however, we may not be able to develop the potential of these assets that we originally anticipated.

Our ability to achieve an acceptable rate of return on any particular investment is subject to a number of factors which may be beyond our control, including increased competition and loss of market share, quality of management, cyclical or uneven financial results, technological obsolescence, foreign currency risks and regulatory delays.

  We may not be able to sell our investments when it is advantageous to do so and we may have to sell these investments at a discount to fair value.

No active market exists for some of the companies in which we invest. We acquire stakes in private companies that are not as liquid as investments in public companies. Additionally, some of our acquisitions may be in restricted or unregistered stock of U.S. public companies. Moreover, even our investments for which there is an established market are subject to dramatic fluctuations in their market price. These illiquidity factors may affect our ability to divest some of our acquisitions and could affect the value that we receive for the sale of such investments and have a negative impact on our results of operations.

  Our acquisitions of and investments in foreign companies subject us to additional market and liquidity risks which could affect the value of our stock.

We have acquired, and may continue to acquire, shares of stock in foreign public companies. Typically, these foreign companies are not registered with the SEC and regulation of these companies is under the jurisdiction of the relevant foreign country. The respective foreign regulatory regime may limit our ability to obtain timely and comprehensive financial information for the foreign companies in which we have invested. In addition, if a foreign company in which we invest were to take actions which could be deleterious to its shareholders, foreign legal systems may make it difficult or time-consuming for us to challenge such actions. These factors may affect our ability to acquire controlling stakes, or to dispose of our foreign investments, or to realize the full fair value of our foreign investments. In addition, investments in foreign countries may give rise to complex cross-border tax issues. We aim to manage our tax affairs efficiently, but given the complexity of dealing with domestic and foreign tax jurisdictions, we may have to pay tax in both the U.S. and in foreign countries, and we may be unable to offset any U.S. tax liabilities with foreign tax credits. If we are unable to manage our foreign tax issues efficiently, our financial condition and the results of operations and cash flows could be adversely affected. In addition, we are subject to foreign exchange risk through our acquisitions of stocks in foreign public companies. We attempt to mitigate this foreign exchange risk by borrowing funds in the same currency to purchase the stocks. Significant fluctuations in the foreign currencies in which we hold investments or consummate transactions, could negatively impact our financial condition and the results of operations and cash flows.

  Volatile fluctuations in our insurance reserves could cause our financial condition to be materially misstated.

Although we provide reserves that management believes are adequate, the actual losses could be greater. Our insurance subsidiaries may not have established reserves that are adequate to meet the ultimate cost of losses arising from claims. It has been, and will continue to be, necessary for our insurance subsidiaries to review and make appropriate adjustments to reserves for claims and expenses for settling claims. Inadequate reserves could cause our financial condition to fluctuate from period to period and cause our financial condition to appear to be better than it actually is for periods in which insurance claims reserves are understated. In subsequent periods when we discover the underestimation and pay the additional claims, our cash needs will be greater than expected and our financial results of operations for that period will be worse than they would have been had our reserves been accurately estimated originally.

The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on various factors including:

•	the length of time in reporting claims;
•	the diversity of historical losses among claims;
•	the amount of historical information available during the estimation process;
•	the degree of impact that changing regulations and legal precedents may have on open claims; and
•	the consistency of reinsurance programs over time.

Because medical malpractice liability, commercial property and casualty, and workers’ compensation claims may not be completely paid off for several years, estimating reserves for these types of claims can be more uncertain than estimating reserves for other types of insurance. As a result, precise reserve estimates cannot be made for several years following the year for which reserves were initially established. During the past several years, the levels of the reserves for our insurance subsidiaries have been very volatile. We have had to significantly increase and decrease these reserves in the past several years. Significant increases in the reserves may be necessary in the future, and the level of reserves for our insurance subsidiaries may be volatile in the future. These increases or volatility may have an adverse effect on our business, financial condition, and the results of operations and cash flows.

  If we underestimate the amount of reinsurance we need or if the companies with which we have reinsurance agreements default on their obligations, we may be unable to cover claims made and that would have a material adverse effect on our results of operations.

We have reinsurance agreements on all of our insurance books of business with reinsurance companies. We purchase reinsurance based upon our assessment of the overall direct underwriting risk. It is possible that we may underestimate the amount of reinsurance required to achieve the desired level of net claims risk, and a claim may exceed the combined value of our reserve and the amount of reinsurance available. Additionally, our reinsurers could default on amounts owed to us for their portion of the direct insurance claim. Our insurance subsidiaries, as direct writers of lines of insurance, have ultimate responsibility for the payment of claims, and any defaults by reinsurers may result in our established reserves not being adequate to meet the ultimate cost of losses arising from claims. If claims made exceed the amount of our direct reserves and the available reinsurance, we may be subject to regulatory action or litigation and our results of operation would suffer as a result.

  State regulators could require changes to our capitalization and/or to the operations of our insurance subsidiaries, and/or place them into rehabilitation or liquidation.

Beginning in 1994, Physicians and Citation became subject to the provisions of the Risk-Based Capital for Insurers Model Act which has been adopted by the National Association of Insurance Commissioners for the purpose of helping regulators identify insurers that may be in financial difficulty. The Model Act contains a formula which takes into account asset risk, credit risk, underwriting risk and all other relevant risks. Under this formula, each insurer is required to report to regulators using formulas which measure the quality of its capital and the relationship of its modified capital base to the level of risk assumed in specific aspects of its operations. The formula does not address all of the risks associated with the operations of an insurer. The formula is intended to provide a minimum threshold measure of capital adequacy by an individual insurance company and does not purport to compute a target level of capital. Companies which fall below the threshold will be placed into one of four categories: Company Action Level, where the insurer must submit a plan of corrective action; Regulatory Action Level, where the insurer must submit such a plan of corrective action, the regulator is required to perform such examination or analysis the Superintendent of Insurance considers necessary and the regulator must issue a corrective order; Authorized Control Level, which includes the above actions and may include rehabilitation or liquidation; and Mandatory Control Level, where the regulator must rehabilitate or liquidate the insurer. As of December 31, 2006, all of our insurance subsidiaries’ risk-based capital results exceeded the Company Action Level. However, we cannot assure you that insurance subsidiaries’ risk-based capital results will exceed the Company Action Level in the future. If the risk-based capital of any of our insurance subsidiaries fails to exceed the Company Action Level, we will be subject to the regulatory action described above and our results of operations could suffer.

  If we are required to register as an investment company, we will be subject to a significant regulatory burden and our results of operations will suffer.

At all times we intend to conduct our business so as to avoid being regulated as an investment company under the Investment Company Act of 1940. However, if we were required to register as an investment company, our ability to use debt would be substantially reduced, and we would be subject to significant additional disclosure obligations and restrictions on our operational activities. Because of the additional requirements imposed on an investment company with regard to the distribution of earnings, operational activities and the use of debt, in addition to increased expenditures due to additional reporting responsibilities, our cash available for investments would be reduced. The additional expenses would reduce income. These factors would adversely affect our business, financial condition, and the results of operations and cash flows.

  We are directly impacted by international affairs, which directly exposes us to the adverse effects of any foreign economic or governmental instability.

As a result of global investment diversification, our business, financial condition, the results of operations and cash flows may be adversely affected by:

•	exposure to fluctuations in exchange rates;
•	the imposition of governmental controls;
•	the need to comply with a wide variety of foreign and U.S. export laws;
•	political and economic instability;
•	trade restrictions;
•	changes in tariffs and taxes;
•	volatile interest rates;
•	changes in certain commodity prices;
•	exchange controls which may limit our ability to withdraw money;
•	the greater difficulty of administering business overseas; and
•	general economic conditions outside the United States.

Changes in any or all of these factors could result in reduced market values of investments, loss of assets, additional expenses, reduced investment income, reductions in shareholders’ equity due to foreign currency fluctuations and a reduction in our global diversification.

  Because our operations are diverse, analysts and investors may not be able to evaluate us adequately, which may negatively influence our share price.

PICO is a diversified holding company with operations in real estate and related water rights and mineral rights; water resource development and water storage; insurance operations in run-off; and business acquisitions and financing. Each of these areas is unique, complex in nature, and difficult to understand. In particular, the water resource business is a developing industry within the western United States with very little historical data, very few experts and a limited following of analysts. Because we are complex, analysts and investors may not be able to adequately evaluate our operations and PICO in total. This could cause analysts and investors to make inaccurate evaluations of our stock, or to overlook PICO in general. As a result, the trading volume and price of our stock could suffer.

  Fluctuations in the market price of our common stock may affect your ability to sell your shares.

The trading price of our common stock has historically been, and we expect to continue to be, subject to fluctuations. The market price of our common stock may be significantly impacted by:

•	quarterly variations in financial performance and condition;
•	shortfalls in revenue or earnings from levels forecast by securities analysts;
•	changes in estimates by such analysts;
•	product introductions;
•	our competitors’ announcements of extraordinary events such as acquisitions;
•	litigation; and
•	general economic conditions.

Our results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and our future results of operations could fluctuate significantly from quarter to quarter and from year to year. Causes of such fluctuations may include the inclusion or exclusion of operating earnings from newly acquired or sold operations. At December 31, 2006, the closing price of our common stock on the NASDAQ Global Market was $34.77 per share, compared to $20.77 at December 31, 2004. On a quarterly basis between these two dates, closing prices have ranged from a high of $35.53 to a low of $20.93. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we do business or relating to us specifically could result in an immediate and adverse effect on the market price of our common stock. Such fluctuations in the market price of our common stock could affect the value of your investment and your ability to sell your shares.

  We may not be able to retain key management personnel we need to succeed, which could adversely affect our ability to successfully operate our businesses.

To run our day-to-day operations and to successfully manage newly acquired companies we must, among other things, continue to attract and retain key management. We rely on the services of several key executive officers. If they depart, it could have a significant adverse effect. Messrs. Langley and Hart, our Chairman and CEO, respectively, are key to the implementation of our strategic focus, and our ability to successfully develop our current strategy is dependent upon our ability to retain the services of Messrs. Langley and Hart.

  We use estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America.

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of financial statements and the reported amount of revenues and expenses during the reporting period. We regularly evaluate our estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for our judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources. The carrying values of assets and liabilities and the reported amount of revenues and expenses may differ by using different assumptions. In addition, in future periods, in order to incorporate all known experience at that time, we may have to revise assumptions previously made which may change the amount of previously reported assets and liabilities. This potential subsequent change in amount may have a material adverse effect on our business, financial condition, and the results of operations and cash flows.

  Repurchases of our common stock could have a negative effect on our cash flows and our stock price.

Our Board of Directors has authorized the repurchase of up to $10 million of our common stock. The stock purchases may be made from time to time at prevailing prices though open market, or negotiated transactions, depending on market conditions, and will be funded from available cash resources of the company. Such repurchases may have a negative impact on our cash flows, and could result in market pressure to sell our common stock.

  Future changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting standards could have a significant effect on our reported results and may even affect our reporting transactions completed before the change is effective. New accounting pronouncements and varying interpretations of pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

  Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, SEC regulations and NASDAQ Stock Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to maintain compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ audit of that assessment has required the commitment of substantial financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer, and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties and we may be required to indemnify them for any expenses incurred in defending against claims. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changes laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation could be harmed.

  Absence of dividends could reduce our attractiveness to investors.

Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock.

  We may need additional capital in the future to fund the growth of our business, and financing may not be available.

We currently anticipate that our available capital resources and operating income will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next 12 months. However, we cannot assure you that such resources will be sufficient to fund the long-term growth of our business. We may raise additional funds through public or private debt or equity financings if such financings become available on favorable terms, but such financing may dilute the interests of our stockholders. We cannot assure you that any additional financing we need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.

  Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders or customers could be very costly and substantially disrupt our business. Additionally, our subsidiaries may become involved in litigation that could necessitate our management’s attention and require us to expend our resources. We or our subsidiaries will have disputes from time to time with companies or individuals, and we cannot assure that that we will always be able to resolve such disputes out of court or on terms favorable to us.

THE FOREGOING FACTORS, INDIVIDUALLY OR IN AGGREGATE, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS AND FINANCIAL CONDITION AND COULD MAKE COMPARISON OF HISTORIC OPERATING RESULTS AND CASH FLOWS AND BALANCES DIFFICULT OR NOT MEANINGFUL.

USE OF PROCEEDS

We will not receive any proceeds from sales of the shares.

PLAN OF DISTRIBUTION

The shares of our common stock covered by the registration statement, of which this prospectus is a part, are being offered on behalf of the selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of our common stock or interests therein received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer. We will not receive any proceeds from the sale of shares of our common stock covered by the registration statement, of which this prospectus is a part, or interests therein. The shares of our common stock or interests therein may be sold from time to time by the selling shareholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The shares of our common stock may be sold by one or more of, or a combination of, the following methods, to the extent permitted by applicable law:

•
a block trade in which the selling shareholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	put or call transactions;

•	to cover hedging transactions;

•	underwritten offerings; or

•	any other legally available means.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

•	the name of the selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act.

The selling shareholders and any broker-dealers, agents or underwriters that participate with the selling shareholders in the distribution of the issued and outstanding shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling shareholders on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934. In addition, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.

Any shares covered by the registration statement, of which this prospectus is a part, that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The shares may only be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares, including registration and filing fees, printing and duplication expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts, underwriting commissions and agent commissions. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders against specified liabilities, including specified liabilities under the Securities Act, and such selling shareholders agreed to indemnify us against certain liabilities, including liabilities under the Securities Act. The selling shareholders may sell all, some or none of the shares offered by this prospectus or interests therein.

SELLING SHAREHOLDERS

We are registering the shares of common stock covered by this prospectus on behalf of the selling shareholders named in the following table. We issued the shares to the selling shareholder in a private placement transaction in February 2007. The following table sets forth certain information known to us regarding the ownership of our common stock as of February 28, 2007.

Name and Address of Beneficial Owner	Shares Beneficially Owned Before Offering (1)	Number of Shares Offered	Number of Shares Owned After the Offering (2)
Altairis Offshore c/o Polar Securities, Inc. 372 Bay St. 21st floor Toronto, Ontario, M5H-2W9 Canada	51,300	51,300	0
Altairis Offshore Levered c/o Polar Securities, Inc. 372 Bay St. 21st floor Toronto, Ontario, M5H-2W9 Canada	41,700	41,700	0
Altairis Investments L.P. 372 Bay St. 21st. Floor Toronto, Ontario M5H-2W9 Canada	7,000	7,000	0
BMO/PICO Partners c/o Huddleston Bolen, LLP. 611 Third Ave. Huntington, WV 25701	540,000	540,000	0
Capital Ventures International 101 California St. Suite 3250 San Francisco, CA 94111	100,000	100,000	0
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund 82 Devonshire Street, E31C Boston, MA 02109	170,416	21,150	149,266
Fidelity Puritan Trust: Fidelity Balanced Fund 82 Devonshire Street, E31C Boston, MA 02109	2,557,728	393,390	2,164,338(3)
Highbridge International LLC. c/o Highbridge Capital Management, LLC. 9 West 57th Street; 27th Floor New York, NY 10019	270,000	270,000	0

Investcorp Interlachen Multi Strategy Master Fund Limited c/o Interlachen Capital Group LP 800 Nicollet Mall, Suite 2500 Minneapolis, MN 55402	75,000	75,000	0
Iroquois Master Fund Ltd. 641 Lexington Ave. 26th Floor New York, NY 10022	170,000	170,000	0
Mercury Global Alpha Fund, LP. c/o Mercury Partners, LLC. 3 River Road Greewich, CT 06807	81,750	50,000	31,750
Mercury Real Estate Securities Fund, LP. c/o Mercury Partners, LLC. 3 River Road Greewich, CT 06807	30,000	30,000	0
Mercury Real Estate Securities Offshore Fund Ltd. c/o Mercury Partners, LLC. 3 River Road Greewich, CT 06807	70,000	70,000	0
Mercury Special Situations Fund, LP. c/o Mercury Partners, LLC. 3 River Road Greewich, CT 06807	104,337	70,000	34,337
Mercury Special Situations Offshore Fund, Ltd. c/o Mercury Partners, LLC. 3 River Road Greewich, CT 06807	151,507	105,000	46,507
Morgan Stanley & Co. Inc. 1585 Broadway, 38th Floor New York, NY 10036	249,447	225,000	24,447
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio c/o RG Capital Management, LP 3 Bala Plaza-East, Suite 501 Bala Cynwyd, PA 19004	200,000	200,000	0
The Dalrymple Global Resources Master Fund, LP. 3300 Oak Lawn Ave. Ste. 650 Dallas, TX 75219	50,000	50,000	0
UBS O’Connor LLC. fbo O’Connor Global Convertible Arbitrage II Master Ltd. One North Wacker Drive Chicago, IL 60606	10,665	10,665	0

UBS O’Connor LLC. fbo O’Connor Global Convertible Arbitrage Master Ltd. One North Wacker Drive Chicago, IL 60606	124,335	124,335	0
UBS O’Connor LLC. fbo O’Connor PIPES Corporate Strategies Master Ltd. One North Wacker Drive Chicago, IL 60606	135,000	135,000	0
Variable Insurance Products Fund III: Balanced Portfolio 82 Devonshire Street, E31C Boston, MA 02109	49,856	8,460	41,396
ZLP Master Opportunity Fund, Ltd. Harborside Financial Center, Plaza 10, Suite 301 Jersey City, NJ 07311	75,000	75,000	0
____________________________

(1) Except as indicated pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock, which they each hold.

(2) Assumes that all shares registered pursuant to this Registration Statement are sold. The selling shareholders may sell all, some or none of their shares pursuant to this Registration Statement. The Registration Statement is being filed to register the shares purchased by the selling shareholders. None of the selling shareholders has informed us of their intent to sell their shares.

(3) Represents 11.6% of Registrant’s total number of outstanding shares of common stock.

Each of the selling shareholders represented that it acquired the shares for investment and with no present intention of public sale or distribution of such shares. In recognition of the fact that investors, even though purchasing common stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem the sale to be appropriate, we have filed with the Commission a registration statement, with respect to the resale of the shares from time to time and we have agreed to prepare and file such amendments and supplements to the Registration statement as may be necessary to keep the Registration statement effective until the shares are no longer required to be registered for the sale by the selling shareholders. The selling shareholders may sell all, some or none of their shares pursuant to this Registration Statement. Except as set forth in the table, none of the selling shareholders has had a material relationship with us in the past three years.

LEGAL MATTERS

The validity of the shares is being passed upon by DLA Piper US LLP, San Diego, California.

EXPERTS

The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for share-based payment as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 12, 2007.

Any statement contained in a document that is incorporated by reference is modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded is not deemed a part of this prospectus, except as so modified or superseded.

We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to James F. Mosier at PICO Holdings, Inc., 875 Prospect Street, Suite 301, La Jolla, California 92037, telephone number (858) 456-6022.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is traded on The NASDAQ Global Market. Reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the SEC. The address of the site is http:\\www.sec.gov. As soon as reasonably practicable after our reports are electronically filed with the SEC, they are made available for viewing without charge on our website (www.picoholdings.com).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Other expenses in connection with the registration of the common stock hereunder will be substantially as follows:

Item	Company Expense
SEC Registration Fee	$ 3,337
Printing and engraving expenses*	$1,000
Legal fees and expenses*	$55,000
Accounting Fees and expenses*	$20,000
Miscellaneous*	$20,663
Total	$100,000

* Estimated for purposes of this filing.

Item 15. Indemnification of Directors and Officers.

Pursuant to provisions of the California General Corporation Law (the “CGCL”), Registrant’s Articles of Incorporation include a provision which eliminates the personal liability of its directors to Registrant and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director’s liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to Registrant or its shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (concerning a director’s liability for improper distributions, loans and guarantees). The provision does not eliminate liability of a director for any acts or omissions which occurred prior to November 18, 1988, the effective date of Registrant’s amended Articles of Incorporation including such provision, and it does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to Registrant’s shareholders for any violation of a director’s fiduciary duty to Registrant or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to Registrant for grossly negligent conduct, including conduct in situations involving attempted takeovers of Registrant.

Registrant’s Articles of Incorporation also include a section authorizing Registrant to indemnify its officers, directors and other agents through bylaw provisions, agreements with such agents, vote of shareholders or otherwise in excess of the indemnification permitted by Section 317 of the CGCL, subject only to the limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders. The Registrant has entered into agreements with its executive officers and directors to provide indemnity to such persons to the maximum extent permitted under applicable law.

The By-Laws expressly provide that Registrant shall have the right to purchase and maintain insurance against any liability asserted against or incurred by officers, directors and other agents, whether or not Registrant would have the power to indemnify such person against the liability insured against. The Registrant has obtained directors and officers liability and company reimbursement insurance pursuant to three policies currently in effect, referred to as the D & O Policies. The D & O Policies are subject to customary exclusions.

Section 317 of the California General Corporation law makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, against such liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16. Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of DLA Piper US LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper US LLP (Included in Exhibit 5.1).
24.1	Power of Attorney (included in the Signature Page contained in Part II of the Registration statement).

Item 17. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

E. The undersigned Registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this amended Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on March 14, 2007.

PICO Holdings, Inc.

By:	/s/ John R. Hart

John R. Hart
Chief Executive Officer, President and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Hart, Maxim C. W. Webb and James F. Mosier, Esq., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date
_____________ Ronald Langley	Chairman of the Board
/s/ John R. Hart John R. Hart	Chief Executive Officer, President and Director (Principal Executive Officer)	March 14, 2007
/s/ Maxim C.W. Webb Maxim C. W. Webb	Chief Financial Officer and Treasurer (Chief Accounting Officer)	March 14, 2007
S. Walter Foulkrod, III, Esq.	Director
/s/ Richard D. Ruppert, MD Richard D. Ruppert, MD	Director	March 14, 2007
/s/ Carlos C. Campbell Carlos C. Campbell	Director	March 14, 2007
/s/ Kenneth J. Slepicka Kenneth J. Slepicka	Director	March 14, 2007
/s/ John D. Weil John D. Weil	Director	March 14, 2007

INDEX TO EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of DLA Piper US LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper US LLP (Included in Exhibit 5.1).
24.1	Power of Attorney (included in the Signature Page contained in Part II of the Registration statement).